UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 16, 2010

FX Real Estate and Entertainment Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33902	36-4612924
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

650 Madison Avenue, 15th Floor, New York, New York		10022
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-796-8174

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

As has been previously disclosed in FX Real Estate and Entertainment Inc.’s (the "Company") filings with the Securities and Exchange Commission, the Company’s remaining Las Vegas subsidiary, namely, FX Luxury Las Vegas I, LLC (the "Las Vegas Subsidiary"), is party to a Lock Up and Plan Support Agreement dated as of October 23, 2009 (as amended by that certain Standstill Agreement dated as of December 18, 2009, the "Lock Up Agreement") with the first lien lenders under the Las Vegas Subsidiary’s mortgage loans, and two corporate affiliates (LIRA Property Owner, LLC and its parent LIRA LLC; collectively, the "Newco Entities") of Robert F.X. Sillerman, Paul C. Kanavos and Brett Torino, who are directors, executive officers and/or greater than 10% stockholders of the Company.

On April 16, 2010, the Las Vegas Subsidiary and the other parties to the Lock Up Agreement amended the Lock Up Agreement by entering into the First Amendment to the Lock Up and Plan Support Agreement (the "First Amendment"). Under the First Amendment, the parties extended certain target dates contained in the Lock Up Agreement and made certain conforming changes to the Lock Up Agreement to facilitate the Las Vegas Subsidiary’s initiation of the Chapter 11 Bankruptcy Proceeding described in Item 1.03 below and as contemplated by the Lock Up Agreement. Exhibits B-3, C, D, E and F to the Lock Up Agreement were amended and restated in their entirety by the First Amendment in connection with the Chapter 11 Bankruptcy Proceeding.

Item 1.03 Bankruptcy or Receivership.

On April 21, 2010, the Las Vegas Subsidiary filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code (the "Chapter 11 Bankruptcy Proceeding") in the United States Bankruptcy Court for the District of Nevada (Case No. 10-17015).

The Las Vegas Subsidiary owns approximately 17.72 contiguous acres of real property located at the southeast corner of Las Vegas Boulevard and Harmon Avenue in Las Vegas, Nevada (the "Las Vegas Property"), which secures its mortgage loans in the aggregate principal amount of $454 million as of April 21, 2010. The Las Vegas Property constitutes substantially all of the Company’s business.

The Las Vegas Subsidiary initiated the Chapter 11 Bankruptcy Proceeding pursuant to the terms and conditions of the Lock Up Agreement, as amended by the First Amendment thereto (as so amended, hereafter referred to as the "Lock Up Agreement").

The Lock Up Agreement contemplates the orderly liquidation of the Las Vegas Subsidiary in the Chapter 11 Bankruptcy Proceeding by disposing of the Las Vegas Property for the benefit of the Las Vegas Subsidiary’s (and its predecessor entities’) creditors either pursuant to an auction sale for at least $256 million or, if the auction sale is not completed, pursuant to a prearranged sale to the Newco Entities under the terms of the Chapter 11 Bankruptcy Proceeding’s plan of liquidation.

The Lock Up Agreement is terminable by the first lien lenders, so long as they are not in breach of the Agreement, under certain conditions, including, without limitation, (i) if the interim cash collateral order for the Chapter 11 Bankruptcy Proceeding has not been entered on or before May 5, 2010 or the final cash collateral order for the Chapter 11 Bankruptcy Proceeding has not become a final order on or before June 15, 2010, or (ii) if it is reasonably certain that neither the auction sale of the Las Vegas Property nor the plan of liquidation’s effective date is capable of occurring prior to August 11, 2010.

The Lock Up Agreement is terminable by the Las Vegas Subsidiary, so long as neither the Las Vegas Subsidiary nor the Newco Entities are in breach of the Agreement, if any of the first lien lenders breach any of their obligations under the Lock Up Agreement after giving effect to any applicable notice and cure period.

The Lock Up Agreement is terminable by either the Las Vegas Subsidiary or the Newco Entities if the final order has not been entered confirming the plan of liquidation and allowing the effective date for the plan of liquidation to occur on or before August 10, 2010.

If the Las Vegas Property is sold under the Lock Up Agreement pursuant to the auction sale, it is highly unlikely that the Company will receive any benefit from such auction sale. If the auction sale is not completed and the Las Vegas Property is sold under the Lock Up Agreement pursuant to the prearranged sale to the Newco Entities, the Company will not receive any benefit from such prearranged sale.

The foregoing description of the Lock Up Agreement and the transactions contemplated thereby is not complete and is qualified in its entirety by reference to the full text of the Lock Up Agreement, that certain Standstill Agreement dated as of December 18, 2009 by and among the parties to the Lock Up Agreement and the First Amendment, copies of which are listed as and incorporated by reference as Exhibits 10.58 and 10.60, respectively, with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Securities and Exchange Commission on April 14, 2010, and filed herewith as Exhibit 10.1, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

First Amendment to Lock Up and Plan Support Agreement dated as of April 16, 2010 by and among Ladesbank Baden-Württemberg, Münchener Hypothekenbank EG, Deutsche Hypothekenbank (Actien-Gesellschaft), Great Lakes Reinsurance (UK) PLC, FX Luxury Las Vegas I, LLC, LIRA Property Owner, LLC and LIRA LLC

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FX Real Estate and Entertainment Inc.

April 22, 2010	By:	Mitchell J. Nelson

Name: Mitchell J. Nelson
Title: Executive Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	First Amendment to Lock Up and Plan Support Agreement dated as of April 16, 2010 by and among Ladesbank Baden-Württemberg, Münchener Hypothekenbank EG, Deutsche Hypothekenbank (Actien-Gesellschaft), Great Lakes Reinsurance (UK) PLC, FX Luxury Las Vegas I, LLC, FX Luxury Las Vegas II, LLC, LIRA Property Owner, LLC and LIRA LLC